FREE WRITING PROSPECTUS Dated March 2, 2011	Filed Pursuant to Rule 433 Registration No. 333-159392 Registration No. 333-159392-02

$798.728mm World Omni Auto Receivables Trust 2011-A Prime Retail Auto Loans

Joint Leads: BofAML (struct), JPM, Wells

Co-Mgrs on Aaa’s: Barc,DB,Mitsu

CLASS	SIZE MM	WAL	M/S	PWIN	L.FIN	BENCH	SPREAD	YIELD	COUPON	$PRICE
A1	201.000	0.26	P1/A1+	1-7	03/15/12	ILIB	-2	0.29442		$100
A2	208.000	1.00	Aaa/AAA	7-18	11/15/13	EDSF	+22	0.649	0.64	99.99190
A3	213.000	2.10	Aaa/AAA	18-33	05/15/15	ISwp	+20	1.114	1.11	99.99704
A4	127.995	3.33	Aaa/AAA	33-44	04/15/16	ISwp	+35	1.919	1.91	99.99555
B	24.366	3.68	Aa1/AA	44-44	09/15/16	ISwp	+60	2.345	2.33	99.98719
C	24.367	3.68	A1/A	44-44	12/15/17	ISwp	+75	2.495	2.48	99.99248

	BILL & DELIVER:	BofAML
	REGISTRATION:	PUBLIC
	EXPECTED RATINGS:	MOODYS/S&P
	PXG SPEED:	1.3% ABS TO 10% CALL
	TICKER:	WOART 2011-A
	EXPECTED SETTLE:	3/10/11
	FIRST PAY DATE:	4/15/11
	ERISA ELIGIBLE:	YES
CUSIPS:	A1	98158K AA7
	A2	98158K AB5
	A3	98158K AC3
	A4	98158K AD1
	B	98158K AE9
	C	98158K AF6

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 294-1322.